Yield10 Bioscience Announces Third Quarter 2017 Financial Results

WOBURN, Mass. - Nov. 9, 2017 - Yield10 Bioscience, Inc. (NASDAQ:YTEN) today reported financial results for the three and nine months ended September 30, 2017.

“Over the course of 2017 we have focused on generating proof points in key crops for our C3003 yield trait gene,” said Oliver Peoples, Ph.D., President and Chief Executive Officer of Yield10. “We remain on track to report results from field tests of C3003 in Camelina and canola as well as initial greenhouse studies in soybean in the fourth quarter of 2017 which will enable us to plan and prioritize our research and development activities for C3003 in 2018. In addition, we have made good progress this year developing our genome editing capabilities with the goal of creating plants with desirable performance and yield characteristics and a potentially shorter path to market in the U.S. We look forward to continuing to advance development of our novel yield traits in key crops in field tests and greenhouse studies in 2018.”

Yield10’s 2017 development program for the novel yield trait gene C3003 involves testing the trait in Camelina, canola, soybean and rice. In the third quarter, Yield10 completed the in-field work related to the Company's field tests for C3003 in Camelina and canola and began collecting and analyzing results from the studies.

Yield10 has assembled a portfolio of oil enhancing traits which are accessible through precise gene editing approaches for use in specialty oilseed crops. In the third quarter, the Company achieved a significant corporate milestone when it obtained “non-regulated” status from USDA-APHIS for its first genome-edited C3008 Camelina plant line. Yield10 is developing a series of traits that may significantly boost oil content in specialty oil crops based on re-engineering oil biosynthesis pathways. These high oil producing plants could be eligible for "non-regulated" status from USDA-APHIS which could significantly reduce the timeline and expense for developing and commercially deploying these traits in the U.S. The Company is beginning to explore the commercial opportunities for specialty and identity-preserved oils created by this approach.

Yield10’s technology platform is allowing the Company to access government grants and collaborations with leading academic plant scientists to further the discovery of new yield traits. In the third quarter, the Company was named as a subawardee and industry partner on a new DOE grant led by the Company's collaborator at Michigan State University. This research is aimed at improving oilseed yield in Camelina and is expected to have application to other food crops. Yield10 is actively seeking additional grant support as well as collaborations with industry around its technology platform and metabolic engineering capabilities. These relationships could contribute ongoing R&D funding as well as provide additional financial investment in research to generate proof points in key crops.

THIRD QUARTER 2017 FINANCIAL OVERVIEW

Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives. The Company ended the third quarter with $3.0 million in unrestricted cash and cash equivalents. The Company’s net cash used in operating activities during the three months ended September 30, 2017 was $2.0 million, or a decrease of $2.4 million from the $4.4 million used for operating activities during the three months ended September 30, 2016. The decrease in cash used for operating activities during the three months ended September 30, 2017 was primarily a result of the Company's discontinuation of its biopolymer operations and associated strategic restructuring initiated during the third quarter of 2016. The restructuring included a significant reduction in workforce of approximately 45 positions and the cessation of the Company's biopolymer pilot manufacturing operations and other supporting activities.

The Company anticipates that it will use approximately $8.0 to $8.5 million in cash for the full year 2017, including anticipated payments for restructuring costs. During the three months ended September 30, 2017, the Company completed a registered direct offering of its securities and raised net proceeds from the transaction of approximately $2.0 million. As a result of raising these additional funds, the Company anticipates that its current cash resources will be sufficient to fund operations and meet its obligations into the first quarter of 2018. The Company’s present capital resources raise substantial doubt, however, about the Company’s ability to continue as a going concern. The Company’s ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, receipt of additional government research grants as well as licensing or other collaborative arrangements.

Continuing Operations

For the three months ending September 30, 2017, the Company reported a net loss from continuing operations of $2.0 million, or $0.59 per share, as compared to net loss from continuing operations of $1.6 million, or $0.56 per share, for the three months ended September 30, 2016.

Total research grant revenue for the three months ended September 30, 2017 was $0.2 million, compared to $0.5 million recorded for the three months ended September 30, 2016. Research and development expenses and general and administrative expenses from continuing operations were $1.1 million and $1.1 million, respectively, for the three months ended September 30, 2017 compared to $1.5 million and $1.5 million, respectively, for the three months ended September 30, 2016.

For the nine months ending September 30, 2017, the Company reported a net loss from continuing operations of $6.8 million, or $2.25 per share, as compared to net loss from continuing operations of $7.6 million, or $2.75 per share, for the nine months ended September 30, 2016.

Total research grant revenue was $0.8 million for both the nine months ended September 30, 2017 and the nine months ended September 30, 2016. Research and development expenses and general and administrative expenses from continuing operations were $3.4 million and $4.2 million, respectively, for the nine months ended September 30, 2017 compared to $4.5 million and $5.0 million, respectively, for the nine months ended September 30, 2016.

Discontinued Operations

In July 2016, the Board of Directors of the Company approved a strategic restructuring plan under which Yield10 Bioscience became the Company's core business. As a result of this strategic shift, the Company sold its biopolymer intellectual property along with certain equipment and inventory during its third quarter of 2016 for approximately $10.0 million in a transaction that met the requirements for discontinued operations reporting. The Company's financial statements for the three and nine months ended September 30, 2016 have therefore been prepared to reflect the Company's former biopolymer operations as a discontinued operation. Since none of the sold intellectual property was previously capitalized, the gain on the sale of these assets contributed to the Company reporting net income and net income per share from discontinued operations of $1.9 million and $0.70, respectively, for the nine months ended September 30, 2016.

Conference Call Information

Yield10 Bioscience management will host a conference call today at 4:30 p.m. (ET) to discuss third quarter results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612- 7415 (international) and enter pass code 13672224. The replay will be available for 14 days. In addition, the webcast will be archived on the Company's website in the investor relations section.

About Yield10 Bioscience

Yield10 Bioscience, Inc. is focused on developing new technologies to achieve step-change improvements in crop yield to enhance global food security. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. Yield10 is leveraging its technology platforms and unique knowledge base to design precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as Camelina, canola, soybean and rice. Yield10 is headquartered in Woburn, MA and has an Oilseeds center of excellence in Saskatoon, Canada.

For more information visit www.yield10bio.com (YTEN-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s research and development activities, collaborations, intellectual property and value creation as well as the Company’s restructuring costs, cash position, cash forecasts, ability to obtain sufficient financing to continue operating, headcount forecasts, the reproducibility of data from field tests, the translation of yield improvements from Camelina to other crops, the potential to produce improvements in seed and/or biomass yield, the timing of completion of additional greenhouse and field test studies and receipt of data from those studies, and progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:

Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

Investor Relations Contact: Amato and Partners, LLC 90 Park Avenue, 17th Floor New York, NY 10016
admin@amatoandpartners.com

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Grant revenue	$223	$473	$840	$818
Total revenue	223	473	840	818
Expenses:
Research and development	1,132	1,547	3,379	4,522
General and administrative	1,073	1,530	4,215	4,951
Total expenses	2,205	3,077	7,594	9,473
Loss from continuing operations	(1,982)	(2,604)	(6,754)	(8,655)
Other (expense) income, net	(43)	(8)	(90)	(4)
Net loss from continuing operations	(2,025)	(2,612)	(6,844)	(8,659)
Income tax benefit	—	1,042	—	1,042
Net loss from continuing operations	(2,025)	(1,570)	(6,844)	(7,617)

Discontinued operations:
Income from discontinued operations	—	6,853	—	3,204
Income tax expense	—	(1,259)	—	(1,259)
Total income from discontinued operations	—	5,594	—	1,945
Net (loss) income	$(2,025)	$4,024	$(6,844)	$(5,672)
Basic and Diluted net loss per share:
Net loss from continuing operations	$(0.59)	$(0.56)	$(2.25)	$(2.75)
Net income from discontinued operations	—	2.00	—	0.70
Net loss per share	$(0.59)	$1.44	$(2.25)	$(2.05)

Number of shares used in per share calculations:
Basic & Diluted	3,410,847	2,786,900	3,035,352	2,765,200

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$2,951	$7,309
Accounts receivable	135	66
Due from related parties	—	1
Unbilled receivables	102	121
Prepaid expenses and other current assets	296	363
Total current assets	3,484	7,860
Restricted cash	432	432
Property and equipment, net	1,587	1,739
Deferred equity financing costs	—	622
Other assets	69	95
Total assets	$5,572	$10,748

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$48	$56
Accrued expenses	1,938	2,702
Total current liabilities	1,986	2,758
Lease incentive obligation, net of current portion	1,037	1,132
Contract termination obligation, net of current portion	—	489
Total liabilities	3,023	4,379
Commitments and contingencies
Stockholders' Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 250,000,000 shares authorized at September 30, 2017 and December 31, 2016; 3,454,601 and 2,834,244 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	35	28
Additional paid-in capital	342,796	339,782
Accumulated other comprehensive loss	(81)	(84)
Accumulated deficit	(340,201)	(333,357)
Total stockholders' equity	2,549	6,369
Total liabilities and stockholders' equity	$5,572	$10,748

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(6,844)	$(5,672)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	158	458
Charge for 401(k) company common stock match	68	259
Stock-based compensation	1,063	1,155
Inventory impairment	—	199
Non-cash income tax expense	—	217
Gain on sale of discontinued operation and property and equipment	—	(9,833)
Non-cash restructuring expense paid through stock and equipment	—	196
Changes in operating assets and liabilities:
Accounts receivable	(69)	40
Due from related parties	1	145
Unbilled receivables	19	(197)
Inventory	—	180
Prepaid expenses and other assets	715	1,413
Accounts payable	(8)	122
Accrued expenses	(828)	(1,047)
Contract termination obligation and other long-term liabilities	(584)	655
Deferred revenue	—	(277)
Net cash used in operating activities	(6,309)	(11,987)

Cash flows from investing activities
Purchase of property and equipment	(6)	(721)
Proceeds from sale of discontinued operation and property and equipment	—	10,317
Change in restricted cash	—	187
Net cash used by investing activities	(6)	9,783

Cash flows from financing activities
Taxes paid on employees' behalf related to vesting stock awards	(12)	(274)
Proceeds from registered direct offering	1,966	—
Net cash provided by financing activities	1,954	(274)

Effect of exchange rate changes on cash and cash equivalents	3	(9)

Net decrease in cash and cash equivalents	(4,358)	(2,487)
Cash and cash equivalents at beginning of period	7,309	12,269
Cash and cash equivalents at end of period	$2,951	$9,782

Supplemental disclosure of non-cash information:
Lease incentive paid by lessor	$—	$1,332
Write-off of deferred financing costs related to Aspire stock purchase agreement	$(450)	$—
Transfer of equipment to settle contractual liability	$—	$111
Issuance of common stock to settle contractual liability	$—	$85